Exhibit (b)(1)

EXECUTION COPY

PNC BANK, NATIONAL ASSOCIATION 205 Datura Street, 10th Floor West Palm Beach, Florida 33401

July 31, 2017

Nova Intermediate Parent, LLC

c/o AE Industrial Partners, LLC

2500 N. Military Trail, Suite 470

Boca Raton, Florida 33431

Attention: Kirk Konert

Project Nova

Facility

Commitment Letter

Ladies and Gentlemen:

You have advised PNC Bank, National Association (“PNC”, “us” or “we”), that you intend to acquire, directly or indirectly, the Company (as defined in Exhibit A hereto) (the “Acquisition”) and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, PNC is pleased to advise you of its commitment to provide, and hereby agrees to provide 100% of the entire aggregate principal amount of the Facility (in such capacity, the “Initial Lender”), upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”)) and subject solely to the Exclusive Funding Conditions (as defined below).

2.	Titles and Roles

You hereby appoint (i) PNC Capital Markets, LLC, to act as lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) and (ii) PNC to act as sole administrative agent and collateral agent (in such capacity, the “Administrative Agent”). You agree that no other bookrunners, agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below, in each case dated as of the date hereof) will be paid to obtain a party’s commitment to participate in the Facility unless you and we shall so agree.

3.	Syndication

The Lead Arranger intends to syndicate the Facility to a group of banks, financial institutions and other lenders reasonably acceptable to you (together with the Initial Lender but excluding Disqualified Institutions (as defined below), the “Lenders”); provided, that the Lead Arranger will not syndicate to (a) (i) those persons that are bona fide competitors of you, your subsidiaries, the Company and its subsidiaries so long as such person is identified by you to us in writing from time to time and (ii) any affiliates of any such competitors (other than affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to following clause (b) or (c)), that are either (x) identified in writing by you from time to time or (y) clearly identifiable as such on the basis of such affiliate’s name, (b) those banks, financial institutions and other persons separately identified by you or the Sponsor to us in writing prior to the date of this Commitment Letter or any affiliate thereof clearly identifiable as such on the basis of such affiliate’s name, (c) Excluded Parties (as defined below) (such persons or entities in clause (a), (b) or (c), collectively, the “Disqualified Institutions”) or (d) any other person for whom you have affirmatively denied consent in writing. For clarity, the identification of any person as a Disqualified Institution after the date of this Commitment Letter in accordance with the preceding sentence shall be effective only as of the time of such identification and any such identification shall have no retroactive effect of any kind, including to disqualify any person that theretofore shall have become or shall have been committed to become a Lender. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by the Initial Lender, (a) the Initial Lender shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date on the terms and conditions hereof) in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, until the initial funding of the Facility on the Closing Date, (b) no assignment or novation shall become effective (as between you and the Initial Lender) with respect to all or any portion of the Initial Lender’s commitments in respect of the Facility until the initial funding of the Facility on the Closing Date, and (c) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements and amendments thereto, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facility. The Lead Arranger intends to commence syndication efforts with respect to the Facility promptly following your execution and delivery of this Commitment Letter and, until the 90th day after Closing Date (such period, the “Syndication Period”), you agree to use commercially reasonable efforts to assist (and (to the extent not in contravention of the Acquisition Agreement) to use commercially reasonable efforts to cause the Company to assist) the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you. Such assistance shall include the following: (i) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s and, to the extent not in contravention of the Acquisition Agreement, the Company’s existing banking relationships; (ii) direct contact between your and the Sponsor’s senior management and representatives and the proposed Lenders (and (to the extent not in contravention of the Acquisition Agreement) using your commercially reasonable efforts to obtain such contact between the senior management and representatives of the Company and the proposed Lenders) at times and locations to be mutually agreed; and (iii) your using commercially reasonable efforts to ensure that, until the end of the Syndication Period, there shall be no other issues of competing debt securities or commercial bank or other credit facilities of Holdings, the Borrower and their respective subsidiaries and the Company and its subsidiaries being offered, placed or arranged (other than the Facility, intercompany indebtedness, deferred purchase price obligations and ordinary course indebtedness (including, without limitation, working capital facilities, capital leases obligations, purchase money and equipment financings and letters of credit)), which could reasonably be expected to have a materially adverse impact on the primary syndication of the Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, we agree that neither obtaining the ratings referred to above nor the compliance with any of the other provisions set forth in clauses (i)—(iii) above nor any other provision of this Commitment Letter (other than the Exclusive Funding Conditions) nor the commencement or the completion of the syndication of the

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Facility shall constitute a condition precedent to the Closing Date. In addition, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions that the Lead Arranger may reasonably request. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, fiduciary duty, law, rule or regulation, or any obligation of confidentiality binding on you, the Company or your or its respective affiliates and the only historical financial statements that shall be required to be provided to the Lead Arranger or the Initial Lender in connection with the syndication of the Facility shall be those required to be delivered pursuant to paragraph 6 of Exhibit C hereto.

Subject in all respects to your rights set forth in the second preceding paragraph of this Section 3, the Lead Arranger will manage, in consultation with you, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arranger on your behalf will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal securities laws, “MNPI”) with respect to you, the Company, the Borrower, your or their respective subsidiaries and the respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Lead Arranger, you agree to use commercially reasonable efforts to assist, and (to the extent not in contravention of the Acquisition Agreement) to use commercially reasonable efforts to cause the Company to assist, in the preparation of a version of the information package and presentation consisting exclusively of information and documentation with respect to you, the Company, the Borrower, your or their respective subsidiaries and the respective securities of any of the foregoing that is (a) publicly available, (b) information that would be required to be made publicly available if you, the Borrower, the Company, your or their respective subsidiaries were to become reporting companies or (c) not material with respect to you, the Borrower, the Company, your or its respective subsidiaries, or any of your or their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, confirm to the Lead Arranger that the Public Lender Information does not include Private Lender Information about the Borrower, the Company, or their respective subsidiaries or securities, and the Public Lender Information will contain customary language exculpating us, our affiliates, you, the Sponsor, the Borrower, the Company and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lender wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final definitive documentation with respect to the Facility (excluding schedules thereof); (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any projections)); and (c) term sheets and notification of changes in

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the terms of the Facility. You also agree to identify that portion of any other Information (as defined below) as relating to you, the Borrower, the Company and any of your or their respective subsidiaries (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arranger and the proposed “public side” Lenders to treat such Borrower Materials as not containing any MNPI with respect to you, the Company, the Borrower, any of your or their respective subsidiaries or any of your or their respective securities (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Lead Arranger to any Lender in connection with the Facility will be deemed to contain Private Lender Information.

4.	Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries and their respective business, to your knowledge that, (a) all written information, other than projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning the Transactions, you or the Company or your or its subsidiaries (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole and as supplemented as provided below, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below, and (b) the projections that have been or will be made available to us by or on behalf of you will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by PNC that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control, (ii) no assurance can be given that any particular financial projections will be realized, and (iii) that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect if the Information or projections were being furnished and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the projections so that (with respect to Information and projections relating to the Company or its subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of PNC hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. You understand that in arranging and syndicating the Credit Facility we may use and rely on the Information and the projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the projections.

5.	Fees

As consideration for the commitments and agreements of PNC and the Lead Arranger hereunder, you agree to pay or cause to be paid the nonrefundable compensation described in the fee letter, dated as of the date hereof, between PNC and you (the “Fee Letter”), on the terms and subject to the conditions expressly set forth therein.

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6.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (i) such of the representations made by the Company or regarding the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement)) to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of one or more of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (or waived), it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the creation and perfection of security interest in Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (“UCC”) and/or by delivering stock certificates of the certificated stock of the Borrower and any wholly-owned U.S. domestic subsidiaries of the Borrower to the extent the capital stock represented thereby is required to be pledged under the Term Sheets) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the availability of the Facility, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Credit Documentation made by the Borrower and the Guarantors relating to corporate or other organizational existence of the Borrower and the Guarantors, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and enforceability of the Credit Documentation); due authorization, execution, delivery and enforceability, in each case relating to the borrowing under, granting of security interests in the Collateral and performance of the Credit Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower, the Guarantors and their respective subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with which solvency is defined in the solvency certificate in the form attached as Annex I to Exhibit C); the incurrence of the loans and the provision of the guarantees under the Credit Documentation and the granting of the security interests in the Collateral to secure the Facility not conflicting with the Borrower’s or Guarantors’ constitutional documents (after giving effect to the Acquisition); Federal Reserve margin regulations; the Investment Company Act; laws against sanctioned persons; use of loan proceeds not violating the PATRIOT Act, OFAC or FCPA; and the creation, validity, priority and perfection of the security interests (subject to customary permitted liens) and subject in all respects to the foregoing provisions of this paragraph. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Lender hereunder and the Lead Arranger’s agreements to perform the services described herein are subject solely to the conditions expressly set forth in this paragraph and the Term Sheet under the heading “CERTAIN CONDITIONS—Initial Conditions” and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”) and (b) the only conditions (express or implied) to the availability of the Facility on the Closing Date are the Exclusive Funding Conditions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facility, the Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with the Acquisition Agreement.

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7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless PNC, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Party in their capacity as such, each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel for all indemnified persons in respect of the Facility and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situated, taken as a whole, in each case excluding the allocated costs of in-house counsel (and, if reasonably necessary, of one regulatory counsel in any material regulatory area and of one local counsel in any material relevant jurisdiction for all such indemnified persons, taken as a whole)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or the Fee Letter by any indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among indemnified persons (other than any claims against PNC in its capacity as the Administrative Agent, Lead Arranger or any similar role under the Facility) and not arising out of any act or omission of the Sponsor, Borrower or the Company, or any of your or their respective affiliates, and (b) to reimburse each of the Lead Arranger and the Administrative Agent and their respective affiliates (other than any Excluded Party in its capacity as such) for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel to the Administrative Agent identified on Exhibit B (and, if reasonably necessary, of one local counsel in any material relevant jurisdiction), incurred in connection with each of the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the enforcement, administration, amendment, modification or waiver of any of the foregoing) on the Closing Date (to the extent invoiced three days in advance of the Closing Date), or if invoiced thereafter, within 30 days of written demand (including documentation reasonably supporting such request); provided, that if the Closing Date does not occur, your reimbursement obligations under this clause (b) shall not exceed $100,000 plus documented out-of-pocket legal fees and expenses of Administrative Agent’s counsel. No indemnified person or person a party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by such person (or its affiliates and controlling persons and the respective directors, officers, employees,

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partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facility or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. You have no obligation to reimburse any indemnified person for fees and expenses unless such indemnified person provides to you an undertaking in which such indemnified person agrees to refund and return any and all amounts paid by you to such indemnified person to the extent any of the foregoing exceptions in clause (a)(i) through (iii) above applies.

You shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for or against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to or any admission of fault, culpability or wrongdoing or failure to act (it being agreed that PNC may reasonably withhold its consent if such settlement does not comply with clauses (a) and (b) of this sentence).

Notwithstanding anything to the contrary contained herein, upon the execution of Credit Documentation, (i) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs (to the extent covered thereby) and (ii) you shall be released from this provision of the Commitment Letter and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse an indemnified person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement (but only to the extent that such liability or obligation is covered by such documentation).

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that PNC (and its affiliates) are full service securities firms and such persons may from time to time (a) effect transactions, for their own or their respective affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or your or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor or the Company or your or its subsidiaries may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with PNC’s policy to hold in confidence the affairs of its customers, PNC will not furnish confidential information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of their affiliates) or in connection with the performance by PNC and its affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that PNC and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty owed by us, and (c) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that PNC and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that PNC has no obligation to disclose such interests and transactions to you or your affiliates, (c) we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) and you have consulted your own legal, accounting, regulatory, investment and tax advisors to the extent you have deemed appropriate and you are not relying on PNC for such advice, and (d) neither PNC nor its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by PNC and the Borrower. Any review by us of the Borrower, the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.

You further acknowledge that we are a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Company and other companies with which you, Holdings, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms shall be disclosed to any other person except to (a) the Sponsor and any actual or potential co-investor, and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors that are involved in the Transactions on a confidential basis, (b) the Seller and the Company and the Seller’s and the Company’s officers, directors, employees, affiliates, members, partners, stockholders, attorneys,

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accountants, agents and advisors, in each case, that are involved in the Transactions on a confidential basis, provided that any disclosure of the Fee Letter or its terms or substance under this clause (b) prior to the Closing Date shall be redacted in respect of the amounts, percentages, and basis points of compensation set forth therein (and, after the Closing Date, may be disclosed in an unredacted version to the Company and its respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, on a confidential basis), (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof prior to such disclosure), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) the Term Sheet and Exhibit C hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as to aggregate fees as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to actual and potential Lenders and to any rating agency in connection with the Acquisition, (f) to the extent any such information becomes publicly available other than by reason of disclosure by you, your subsidiaries or your representatives in violation of this Commitment Letter, (g) to enforce your rights hereunder or under the Fee Letter and (h) with our consent (not to be unreasonably withheld, conditioned or delayed) in writing (including via e-mail). Other than the restrictions with respect to disclosure of the amounts, percentages, and basis points of compensation set forth in the Fee Letter, the foregoing restrictions shall cease to apply upon the earlier to occur of (i) the execution and delivery of the definitive Credit Documentation by the parties hereto and (ii) the second anniversary of the date of this Commitment Letter (in each case, other than with respect to any economics referenced in the fee Letter).

We shall treat confidentially all information received by us from you, the Company, the Sponsor or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent PNC from disclosing any such information (a) to rating agencies in connection with obtaining the ratings described above, (b) to any actual Lenders or participants or prospective Lenders or participants or derivative counterparties or prospective derivative counterparties (other than Disqualified Institutions and persons to whom you have affirmatively denied to provide your consent to this assignment or syndication thereto (in each case effective as of the date such Disqualified Institution is identified as such in accordance with the terms hereof or as of the date of such denial, as applicable)); provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of PNC or customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, Syndtrak, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you;, (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case PNC shall promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over PNC or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of PNC by any governmental or regulatory authority having jurisdiction over PNC or its affiliates (in which case PNC shall, except with respect to any audit or examination conducted by bank accountants

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or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of PNC (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential and PNC shall be responsible for the compliance of its Representatives with this paragraph, (f) to any of our affiliates and Representatives of our affiliates (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and PNC shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Facility and the related Transactions, provided, that, no such disclosure shall be made by PNC to (x) any of its affiliates that (i) are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”), and (ii) are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative (a “Sell Side Person” and, together with the Private Equity Affiliates, the “Excluded Parties”), in each case other than a limited number of senior employees who are required, in accordance with industry regulations or PNC’s internal policies and procedures, to act in a supervisory capacity and PNC’s internal legal compliance, risk management, credit or investment committee members or (y) any Disqualified Institution, (g) to the extent any such information becomes publicly available other than by reason of disclosure by PNC, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (h) for purposes of establishing a defense, (i) to the extent that such information is received by PNC from a third party that is not known (after due inquiry) by PNC to be subject to confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates, and (j) to enforce our rights hereunder or under the Fee Letter. Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except by you to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition and that will directly or indirectly wholly own the Company so long as the Fee Letter are contemporaneously assigned to the applicable assignee, or as expressly permitted and subject to the limitations herein) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. PNC shall be liable solely in respect of its own commitment to the Facility on a several, and not joint, basis with any other Lender. Any and all obligations of, and services to be provided by, us hereunder may be performed and any and all of our rights hereunder may be exercised by or through any of our affiliates or branches (to the extent such affiliate or branch is not an Excluded Party); provided we shall not be relieved of any of our obligations hereunder in the event any affiliate or branch through which we shall perform our obligations shall fail to perform the same in accordance with the terms hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you and supersede all prior understandings, whether written or oral, among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter

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shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the laws of the Commonwealth of Pennsylvania shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right (without regard to any notice requirement) to terminate your or its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement, and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Documentation, notwithstanding that the funding of the Facility is subject to certain conditions, including the execution and delivery of the Credit Documentation as provided in this Commitment Letter and (ii) the Fee Letter are binding and enforceable agreements with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that PNC shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

PNC hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow PNC or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for PNC and each Lender.

The syndication, indemnification, reimbursement (solely as provided in clause (a) of the first paragraph in Section 7), compensation (if applicable), jurisdiction, waiver of jury trial, service of process,

11

venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your confidentiality and syndication obligations and your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded by the provisions of the Credit Documentation to the extent covered thereby upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Lender’s commitments hereunder at any time, in whole or in part, subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and each of the Fee Letter not later than 11:59 p.m., New York City time, on July 31, 2017. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on October 17, 2017, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Facility, and (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher J. Griffith

Name:	Christopher J. Griffith

Title:	Senior Vice President

Signature Page to Commitment Letter

(Project Nova)

Accepted and agreed to as of

the date first above written:

NOVA INTERMEDIATE PARENT, LLC

By:	/s/ Kirk Konert

Name:	Kirk Konert
Title:	Vice President

Signature Page to Commitment Letter

(Project Nova)

EXHIBIT A

PROJECT NOVA

Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

AE Industrial Partners, LLC (“AE”) and its controlled affiliates and associated funds (together with AE, collectively, the “Sponsor”) and certain other investors designated by the Sponsor (together with the Sponsor, collectively, the “Investors”) intend to acquire (the “Acquisition”), directly or indirectly, the outstanding equity interests of the entity previously identified to us as “Nova” (the “Company”), pursuant to the Acquisition Agreement defined below. In connection therewith, it is intended that:

(a) The Sponsor will form (i) Nova Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”) and (ii) Nova Intermediate Parent, LLC, a Delaware limited liability company, the parent company of Borrower (“Holdings”).

(b) Pursuant to the Agreement and Plan of Merger, dated as of the date hereof, (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Acquisition Agreement”), by and among Nova, Holdings and the Borrower. After giving effect to the Transactions, the Sponsor will control and beneficially own, directly or indirectly, a majority of the voting equity interests of Holdings.

(c) The Sponsor and other Investors shall make an investment in cash directly or indirectly to Borrower (which investment in Borrower shall (i) be contributed as common equity to the Borrower and (ii) take the form of the Sponsor Borrowing Base Guaranty and the Sponsor Alternative Borrowing Base Guaranty described herein) (the “Equity Contribution”) in an amount not less than $83,300,000.

(d) Prior to, or substantially contemporaneously with funding the Facility, all material debt for borrowed money of Holdings, the Company and their respective subsidiaries outstanding on the Closing Date (other than the Facility and any other debt that the Lead Arranger reasonably agrees may remain outstanding) will be refinanced, all commitments thereunder will be terminated and any security interests or guaranties established in connection therewith will have been terminated or released (the “Refinancing”), including all guaranties and security granted by the Company and its Subsidiaries under that certain Credit Agreement, dated as of October 30, 2015 among Nova, the subsidiaries of Nova party thereto, Bank of America, N.A. as administrative agent and the lenders party thereto (the “Termination and Release”).

(e) The Borrower will obtain a senior secured ABL revolving credit facility in an aggregate principal amount of up to $150 million (the “Facility”), as described in Exhibit B to the Commitment Letter.

(f) The proceeds of the Equity Contribution, a portion of the Facility (limited as set forth herein), and cash on hand at the Company and its subsidiaries on the Closing Date will be applied to fund the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) to the extent earned, due and payable on the Closing Date.

A-1

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions and the initial funding of the Facility and the consummation of the Acquisition.

A-2

EXHIBIT B

PROJECT NOVA

$150 million ABL Revolving Credit Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

1.	PARTIES

Borrower:	Initially, Merger Sub and after giving effect to the merger pursuant to the Acquisition Agreement, the Company (such relevant borrowing entity, the “Borrower”); provided that, Borrower may in consultation with the Administrative Agent designate one or more of its direct or indirect domestic wholly-owned subsidiaries as co-borrower.

Guarantors:

Nova Intermediate Parent, LLC, a Delaware limited liability company and direct parent company of the Borrower (“Holdings”), and each of Borrower’s direct and indirect wholly-owned U.S. subsidiaries (collectively, the “Guarantors” and, collectively, with Borrower and Holdings, the “Loan Parties”), except (i) any U.S. subsidiary of a foreign subsidiary or any U.S. subsidiary substantially all of the assets of which are capital stock of a foreign subsidiary and, if applicable, debt of such foreign subsidiary (each, a “Pass-Through Foreign Holdco”), (ii) unrestricted subsidiaries, (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) certain special purpose entities, (vi) immaterial subsidiaries (defined in a manner to be mutually agreed), (vii) to the extent a guarantee is prohibited or restricted by contracts existing on the Closing Date (or if the subsidiary (or any restricted subsidiary thereof) is acquired after the Closing Date, on the date of such acquisition) (but in each case not created in contemplation thereof) or applicable law (including any requirement to obtain governmental authority or third party consent) or could reasonably be expected to result in adverse tax consequences as reasonably determined by Borrower, and (viii) to the extent the Administrative Agent and Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders, in each case consistent with the ABL Documentation Principles (as defined below).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter, including the Certain Funds Provision.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles, unless otherwise reasonably agreed by the Administrative Agent and the Borrower.

Administrative Agent:	PNC Bank, National Association (acting alone or through or with affiliates selected by it) (in such capacity and collectively with its permitted successors and assigns, the “Administrative Agent”).

Lead Arranger:	PNC Capital Markets, LLC (in such capacity, the “Lead Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lender, arranged by the Lead Arranger (excluding any Disqualified Institutions) and subject to the approval of the Borrower (collectively, the “Lenders”); provided that, nothing herein shall affect the consent rights of Borrower set forth below under the heading “Assignments and Participations.”

ASSET-BASED REVOLVING CREDIT FACILITY

Type and Amount:	An asset-based revolving credit facility in an aggregate principal amount of $150 million made available to the Borrower (the “Facility”, and the loans under the Facility (including, unless the context otherwise requires) the Swingline Loans referred to below), the “ABL Loans”; the commitments thereunder, the “ABL Commitments”). The Facility will be available in U.S. Dollars and other currencies to be mutually agreed.

Availability and Maturity:

The final maturity date of the Facility shall be five years from the Closing Date (the “ABL Maturity Date”).

ABL Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the ABL Maturity Date in accordance with the terms of the Credit Documentation referred to below.

Borrowing availability shall be substantially consistent with the Specified ABL Precedent, but shall be modified as necessary to give effect to the terms set forth in this Exhibit B and the Acquisition.

ABL Loans and Letters of Credit will be available on and after the Closing Date as specified below under the headings “Use of Proceeds” and “Letters of Credit”, respectively, in minimum principal amounts to be agreed upon.

Swingline Loans

A portion to be mutually determined of the Facility shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice in U.S. Dollars. Any Swingline Loans will reduce availability under the Facility on a dollar-for-dollar basis. Each Lender shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis.

If any Lender becomes a Defaulting Lender, then the Swingline Loan exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with its ABL Commitment up to an amount such that the exposure of such non-defaulting Lender does not exceed its ABL Commitment. In the event that such reallocation does not fully cover the Swingline Loan exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans under the Facility to the extent Swingline Loan exposure under the Facility would exceed the ABL Commitments of the non-defaulting Lenders, unless such “uncovered” exposure is either cash collateralized to the Swingline Lender’s reasonable satisfaction or the Borrower obtains a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support such Defaulting Lender’s pro rata share of outstanding Swingline Loans. The Borrower shall have the right to terminate the ABL Commitment of any Defaulting Lender to the extent such termination does not cause the exposure of under the Facility to exceed the ABL Commitments.

Borrowing Base:

The “Borrowing Base” shall be calculated in accordance with the Specified ABL Precedent but giving effect to the terms set forth in this Exhibit B (including the immediately following paragraph below) and the Acquisition. Notwithstanding anything to the contrary contained in the Credit Documentation, the imposition of reserves, and determination of eligible accounts receivable and eligible unbilled receivables and related Borrowing Base concepts (including applicable sublimits, if any) will be determined taking into account the Borrower’s industry and the results of field exams and appraisals and a Permitted Discretion (as defined below) standard.

The Borrowing Base shall not exceed the sum of the following:

I. Up to 85% of Eligible U.S. and Canadian Billed Accounts Receivable aged 60 days or less past due, not to exceed 120 days from invoice date, cross aged on the basis of 50% or more past due, plus;

II. 85% of Eligible U.S. and Canadian Unbilled Accounts Receivable aged not more than 60 days from the applicable service date (to include a cap of 27.5% of the Borrowing Base before the payroll reserve and availability block), plus;

III. 100% of the maximum remaining dollar amount of the Sponsor Borrowing Base Guaranty, less;

IV. Reserves established by the Administrative Agent, including a payroll reserve in the amount of $10,000,000 and an availability block of $15,000,000. Up to $5,000,000 of the availability block shall be released at any time after (i) Administrative Agent’s receipt of Borrower’s required audited financial statements for the fiscal year ending December 31, 2017 and (ii) Borrower demonstrates (A) a FCCR (as defined below) calculated as of the end of the most recent fiscal quarter then ended, on a trailing twelve month basis, of not less than 1.10 to 1 and (B) Excess Availability of not less than $10,000,000). The remaining $10,000,000 of the availability block and the payroll reserve shall be subject to release at any time after (i) Administrative Agent’s receipt of Borrower’s required audited financial statements for the fiscal year ending December 31, 2018, and (ii) Borrower demonstrates (A) a FCCR (as defined below) calculated as of the end of the most recent fiscal quarter then ended, on a trailing twelve month basis, of not less than 1.10 to 1 and (B) Excess Availability of not less than $10,000,000).

The “Sponsor Borrowing Base Guaranty” shall mean a guaranty to be entered into by one or more affiliated funds of the Sponsor in favor of the Agent in an aggregate amount not to exceed $10,000,000. At the election of the Sponsor, the Sponsor Borrowing Base Guaranty may be released at any time so long as an Overadvance does not exist after giving effect to such release.

The Borrowing Base shall be computed on a monthly basis (or more frequently (but not more frequently than weekly) in the Borrower’s sole discretion) pursuant to a monthly borrowing base certificate (a “Borrowing Base Certificate”) to be delivered by the Borrower to the Administrative Agent not later than the date that is 20 days after the end of each calendar month).

The Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion with five business days’ prior written notice to the Borrower; provided that (i) two business days’ prior written notice to the Borrower shall be required for the institution of any reserve relating to an eligible receivable becoming ineligible as a result of such receivable failing to satisfy an objective element of the definition of eligibility and (ii) no reserve regarding any circumstance, event or contingency disclosed to the Administrative Agent on or prior to the Closing Date shall be established after the Closing Date or, in the case of any such reserve established on the Closing Date, increased after the Closing Date, except, in each case, to the extent of any material deterioration or materially adverse change in such circumstance, event or contingency that occurs after the Closing Date or to the extent that such reserve, by its nature, is intended to fluctuate based on the applicable circumstances; provided, further, that notwithstanding the foregoing, the Administrative Agent shall only be permitted to impose rent reserves equal to one month’s rent against the Borrowing Base assets if the Borrower does not deliver to the Administrative Agent a reasonably satisfactory landlord lien waiver for any location for which, pursuant to the ABL Facility Documentation, a landlord lien waiver is required to so be delivered (which shall be subject to minimum dollar thresholds for eligible inventory) or that is located in a “Landlord Lien State” (for the purposes hereof, “Landlord Lien State” means any state in which a landlord’s claim for rent has priority by operation of applicable law over the lien of the Administrative Agent in any of the

Collateral). Upon establishment or increase in reserves, the Administrative Agent agrees to make itself available to discuss the reserve or increase, and the Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender in a comparable asset-based lending transaction) business judgment. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.

“Maximum Borrowing Amount” shall mean (x) the lesser of (a) the aggregate amount of the ABL Commitments and (b) the Borrowing Base (such lesser amount for the Facility at any time, the “Maximum Borrowing Amount”) minus (y) the sum of the aggregate outstanding amount of ABL Loans, Swingline Loans, unreimbursed drawings under Letters of Credit (as defined below) and, except to the extent cash collateralized at 103% of the face value thereof or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender, the undrawn amount of outstanding Letters of Credit (collectively, the “ABL Exposure”). “Specified Availability” shall mean at any time the sum of (i) without duplication, the aggregate Excess Availability plus (ii) Specified Unrestricted Cash (to be defined in a mutually agreeable manner giving effect to the ABL Documentation Principles and subject to appropriate reporting requirements but in any event to require that such cash is in accounts that are subject to deposit account control agreements in favor of the Administrative Agent, including those maintained at Administrative Agent). “Excess Availability” means at any time (i) the aggregate Maximum Borrowing Amount minus (ii) the ABL Exposure.

“Specified Default” shall mean any payment or bankruptcy or insolvency Event of Default, any Event of Default arising from failure to comply with Borrowing Base requirements (i.e., failure to deliver a Borrowing Base Certificate (after the expiration of any applicable grace period) or a material breach of a representation and warranty therein), failure to comply with cash management provisions or failure to comply with the Minimum Consolidated EBITDA Covenant, Fixed Charge Coverage Ratio or any other financial covenant or failure to deliver financial statements (after the expiration of any applicable grace period).

Use of Proceeds:	In the event the Administrative Agent has not completed more recent field examinations and/or appraisals prior to the Closing Date than those completed prior to the date of the Commitment Letter, Borrower shall ensure that the Administrative Agent and its advisors and consultants shall have sufficient access and relevant information relating to the Loan Parties and their assets to complete such field examinations and/or appraisals on or before the 60th day after the Closing Date and during the period from the Closing Date and until the later of (x) Administrative Agent’s receipt and reasonable opportunity to review such field examinations and/or appraisals and (y) the 60th day after the Closing Date, Availability shall be based on an alternative borrowing base (the “Alternative Borrowing Base”) equal to the greater of (a) $100 million and (b) an amount equal to the borrowing base then calculated pursuant to the field examinations and appraisals prior to the date of the Commitment Letter. On and after the Administrative Agent’s receipt and reasonable opportunity to review such field examinations and/or appraisals, Availability shall no longer be based on the Alternative Borrowing Base but shall be based on the Borrowing Base as provided above.

In connection with the Alternative Borrowing Base, one or more affiliated funds of the Sponsor shall execute a guaranty in favor of the Agent (the “Sponsor Alternative Borrowing Base Guaranty”) in an aggregate amount not to exceed $10,000,000. The Sponsor Alternative Borrowing Base Guaranty may be called by the Agent in the event the Borrower relies on clause (a) of the Alternative Borrowing Base at Closing and after all such final field examinations and/or appraisals are completed Excess Availability is less than $20,000,000 as a result of such final field examinations and/or appraisals, with the call amount being equal to the lesser of (x) $10,000,000 and (y) $20,000,000 minus the Excess Availability as calculated on such date. The Sponsor Alternative Borrowing Base Guaranty shall be automatically released after all such final field examinations and/or appraisals are completed and any required payments are made thereunder.

Letters of Credit:

Up to $4.0 million of the Facility shall be available for the issuance of stand-by and trade letters of credit (the “Letters of Credit”) by the Administrative Agent and/or any other Lender reasonably satisfactory to Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender (or 180 days in the case of trade Letters of Credit) and (b) the ABL Maturity Date (unless cash collateralized or backstopped); provided that, any standby Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in the immediately foregoing clause (b) above, unless cash collateralized or backstopped). Letters of Credit shall be issued in U.S. Dollars and other freely transferable currencies to be mutually agreed from time to time by Borrower, the Administrative Agent and the Issuing Lender.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of ABL Loans) within one business day after written notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis (which, subject to the satisfaction (or waiver) of conditions (b) and (c) under “On-Going Conditions after the Closing Date” but without regard to any required borrowing amounts, shall be deemed to be ABL Loans under the Facility which shall initially be ABR Loans and such ABL Loans shall discharge any obligations of the Borrower in respect of such reimbursement).

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including, if applicable, by “grandfathering” such existing letters of credit into the Facility).

If any Lender becomes a “Defaulting Lender” (to be mutually defined), then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders in the Facility pro rata in accordance with their ABL Commitments in the Facility up to an amount such that the exposure of such non-defaulting Lender under the Facility does not exceed its ABL Commitment in the Facility. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender under the Facility, the Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit under the Facility and will have no obligation to issue new Letters of Credit, or to extend or renew existing Letters of Credit to the extent Letter of Credit exposure under the Facility would exceed the ABL Commitments of the non-defaulting Lenders under the Facility, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction. The Borrower shall also have the right to terminate the ABL Commitment of any Defaulting Lender to the extent such termination does not cause the exposure under the Facility to exceed the ABL Commitments under the Facility.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.
Closing Fees:	As set forth in the Fee Letter.
Optional Prepayments and Commitment Reductions:	ABL Loans may be prepaid and ABL Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be mutually agreed, but in no event shall the ABL Commitments be reduced to less than $50 million without the consent of the Required Lenders, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three business days’) prior written notice, subject to reimbursement of the Lenders’ redeployment costs actually incurred (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments shall be applied as directed by the Borrower. Optional commitment reductions of any ABL Commitments shall be applied as directed by the Borrower, including to any class of extending or existing ABL Commitments (including any ABL Commitments under Incremental ABL Facilities, extended ABL Facilities and refinancing ABL Facilities).

Mandatory Prepayments:	If at any time the ABL Exposure exceeds the aggregate Maximum Borrowing Amount, prepayments of ABL Loans and/or Swingline Loans (and/or cash collateralization of Letters of Credit) shall be required to be made promptly after the Borrower receives written notice (which may include an “e-mail” or telephonic notification pursuant to procedures to be mutually agreed between the Administrative Agent and the Borrower) of such excess from the Administrative Agent in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of ABL Commitments and amounts prepaid may be reborrowed, subject to borrowing availability under the Facility.

COLLATERAL

Collateral:	Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs and consistent with the ABL Documentation Principles, (a) the obligations of each Loan Party in respect of the Facility and (b) any swap (other than excluded swap obligations (the definition of which shall be mutually agreed)) and cash management obligations owed by the Borrower or any of its restricted subsidiaries to Lenders or affiliates of Lenders or the Administrative Agent or affiliates of the Administrative Agent (as of the Closing Date or as of the time of entering into such arrangements) shall be secured by a perfected first priority lien security interest in substantially all present and after-acquired assets of the Loan Parties, including, without limitation (subject to customary exceptions) equipment, general intangibles, intercompany notes, intellectual property, inventory, accounts receivable, any cash or cash equivalents and any deposit accounts (and, to the extent evidencing or otherwise related to such items, all general intangibles, intercompany debt, insurance proceeds, letter of credit rights, claims, including commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property, contract rights and payment intangibles and, the proceeds of any of the foregoing and all books and records (whether tangible or electronic) relating to, or arising from, any of the foregoing and the capital stock of the Borrower and each direct, wholly owned restricted subsidiary held by any Loan Party (which pledge (i) in the case of the Facility and stock of a Domestic Foreign Holdco and any CFC, shall be limited to 65% of the voting stock of such foreign subsidiary or such U.S. entity, as the case may be, and (ii) shall exclude any equity the pledge of which would violate applicable law or agreements in effect on the Closing Date or on the date on which the applicable subsidiary is formed or acquired (so long as the violated provision of such agreement is not included in anticipation of such formation or acquisition)) and proceeds of the foregoing (such collateral, the “Collateral”), in each case subject to permitted liens and to certain customary exceptions to be mutually agreed upon consistent with the ABL Documentation Principles.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) (i) any fee-owned real property with a fair market value of less than an amount to be mutually agreed (with all required mortgages permitted to be delivered post-closing) and any leasehold interest (with no requirement to obtain landlord waivers, estoppels or collateral access letters); (ii) motor vehicles, airplanes and other assets subject to certificates of title; (iii) letter of credit rights (other than to the extent such rights constitute supporting obligations with respect to other collateral) and commercial tort claims in amounts less than an amount to be mutually determined; (iv) any governmental licenses or state or local franchises, charters and governmental authorizations to the extent the granting of security interests therein are prohibited or restricted thereby; (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code); (vi) (A) property subject to a purchase money security agreement, capital lease or similar arrangement to the extent the granting of a security interest therein is prohibited thereby or otherwise requires consent and/or (B) any lease, license, permit or agreement or any property subject to such agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition) and in each case other than proceeds and receivables thereof; (vii) any assets to the extent a security interest in such assets could reasonably be expected to result in adverse tax consequences as reasonably determined by the Borrower; (viii) Excluded Accounts (as defined below); (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (x) stock and assets of unrestricted subsidiaries, captive insurance subsidiaries, certain special purpose entities, receivables subsidiaries and immaterial subsidiaries (to be defined); (xi) interests in any person other than wholly-owned restricted subsidiaries; (xii) margin stock; (xiii) other exceptions to be mutually agreed; and (xiv) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby as agreed by Administrative Agent and the Borrower (in their reasonable judgment in writing); and (b) any assets located or titled outside of the U.S. or any assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles and subject to exceptions permitted under the Credit Documentation. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision.

Cash Dominion:

Within 60 days of the Closing Date, unless otherwise agreed to by the Administrative Agent in its sole discretion, the Loan Parties will implement cash management procedures, to be mutually agreed consistent with the ABL Documentation Principles, including (but not be limited to) entering into customary deposit account control agreements which will provide for the Administrative Agent to have control of certain deposit accounts (other than payroll accounts, employee benefit accounts, withholding tax and trust and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, workers’ compensation accounts and customs accounts that are funded by the Loan Parties in the ordinary course of business or as required by any requirement of law, certain cash collateral accounts subject to liens expressly permitted to be cash collateralized or otherwise pledged under the Credit Documentation, petty cash accounts that contain an average daily balance of less than an amount to be mutually agreed for any one account and for all such petty cash accounts in the aggregate, and accounts held by non-Loan Parties (collectively, “Excluded Accounts”)); it being understood and agreed that the Loan Parties will cause or direct all cash (subject to exceptions described above and other exceptions to be mutually agreed between the Borrower and the Administrative Agent) to be transferred daily to, or otherwise maintained in, accounts subject to an account control agreement and the Administrative Agent will require that all such cash be swept on a daily basis to an account of the Administrative Agent maintained at the Administrative Agent to be applied by the Administrative Agent to repay or cash collateralize outstanding ABL Exposure (or if no amounts are outstanding and all letters of credit have been cash collateralized, such amounts shall be available for use by the Borrower).

Cash Dominion can be converted to springing dominion at Borrower’s election so long as (i) Agent has received the financial statements for the fiscal year ending 2018 or any quarter end financial statements thereafter, (ii) no event of default has occurred and is continuing and (iii) Borrowers’ Excess Availability for each of the prior 45 consecutive days was at least 12.5% of the aggregate amount of the ABL Commitments. Upon the occurrence of a Cash Dominion Triggering Event, Cash Dominion shall be reinstituted until a Cash Dominion Satisfaction Event. A “Cash Dominion Triggering Event” shall mean any of the following: (a) Excess Availability is less than 12.5% of the aggregate amount of the ABL Commitments on any Business Day or (b) an event of default has occurred and is continuing and the Agent shall have provided notice to the Borrower instituting a Cash Dominion period. “Cash Dominion Satisfaction Event” shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of an Excess Availability triggering event, Excess Availability is equal to or greater than 12.5% of the aggregate amount of the ABL Commitments for forty-five (45) consecutive days; and (b) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by the Required Lenders.

CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.
On-Going Conditions after the Closing Date:	After the Closing Date, the making of each ABL Loan or the issuance of a Letter of Credit (except in connection with certain incurrences) shall be conditioned solely upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects of all representations and warranties in the Credit Documentation (although any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and the foregoing materiality qualifier shall not be applicable to any representation qualified or modified by materiality), (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit, and (d) availability under the Maximum Borrowing Amount.

DOCUMENTATION

Credit Documentation:	The definitive documentation for the Facility (the “Credit Documentation”) shall be drafted by counsel to the Administrative Agent, shall reflect the provisions set forth in the Commitment Letter and this Term Sheet and shall otherwise give due regard to the Specified ABL Precedent and, to the extent agreed by Sponsor and the Lead Arranger, other precedent asset-based facility documentations for financings by affiliates of “top-tier” sponsors and will take into account differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size, cash flows and leverage of Holdings and its subsidiaries, and (iii) in light of the financial model of the projected operations of Holdings and its subsidiaries after giving effect to the Acquisition delivered to the Administrative Agent on June 14, 2017 (the “Sponsor Bank Model”) and modifications will be made to reflect (x) changes in law or accounting standards or cure mistakes or defects, (y) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, locations, operations, financial accounting, and the projections set forth in the Sponsor Bank Model, and (z) administrative and operational requirements of the Administrative Agent, and in any event will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Credit Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable and shall be consistent with this Term Sheet (collectively, the “ABL Documentation Principles”).

“Specified ABL Precedent” shall mean that certain Credit Agreement dated as of July 13, 2015 among Propulsion Acquisition, LLC, Belcan, LLC, Belcan Design Build, Inc., Belcan Alliances, Inc., Belcan Engineering Group, LLC, Belcan Services Group Holdings, LLC, Belcan Services Group Limited Partnership, Tandel Holdings, Inc., Tandel Systems, Inc., Intercom Communications Corporation, Intercom Consulting Corporation, Intercom Federal Systems Corporation, The Kemtah Group, Inc., Propulsion Intermediate Holdings, LLC, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent and as collateral Agent (as amended, restated, supplemented or otherwise modified prior to the date of the Commitment Letter).

Representations and Warranties:	Consistent with the ABL Documentation Principles (applicable to Holdings (in limited cases), the Borrower and its Restricted Subsidiaries, limited to the following (and subject on the Closing Date in all respects to the Certain Funds Provision) in each case with customary exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the ABL Documentation Principles: organization, existence, qualification and power; compliance with laws; no contravention; governmental authorizations and other material third party consents; due authorization, execution, delivery and enforceability and binding effect of the Credit Documentation; accuracy of historical financial statements; projections; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of material property; environmental matters; taxes; ERISA; subsidiaries; margin regulations;

Investment Company Act; PATRIOT Act; OFAC; anti-terrorism laws; FCPA; laws against sanctioned persons; disclosure; intellectual property; solvency (on a consolidated basis) as of the Closing Date (which representation shall be consistent with the solvency certificate in the form attached to Exhibit C as Annex I); and creation, validity, perfection and priority of security interests in Collateral (subject to permitted liens).

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, financial condition or results of operations of the Borrower and its restricted subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent or the Lenders or (iii) a material and adverse effect on the ability of the Borrower and Guarantors taken as a whole to perform their payment obligations under the Credit Documentation.

Affirmative Covenants:	Subject to the Certain Funds Provision, consistent with the ABL Documentation Principles.
Financial Covenants:

Minimum Consolidated Unadjusted EBITDA (the “Minimum Consolidated EBITDA Covenant”) which, covenant, (i) until the quarter ending September 30, 2018, shall include a cushion of $5,000,000 based on Sponsor’s projections of Borrower’s unadjusted EBITDA and (ii) at all times thereafter when in effect, shall be set at 65% of the Sponsor’s projections of Borrower’s unadjusted EBITDA. For the avoidance of doubt, Unadjusted EBITDA shall include an add-back for the loss on sales of assets and all non-cash charges. The Minimum Consolidated Unadjusted EBITDA covenant shall only apply until such time as the Borrower’s Fixed Charge Coverage Ratio, calculated as of the end of any fiscal quarter on a trailing twelve month basis, equals or exceeds 1.10 to 1.

Commencing with the quarter following the last quarter in which the Minimum Consolidated EBITDA covenant applies and as of each quarter end thereafter, the Borrower shall maintain a Fixed Charge Coverage Ratio, calculated as of the end of the quarter, in each case on a trailing twelve month basis, of not less than 1.10 to 1 (the “FCCR” and together with Minimum Consolidated EBITDA Covenant, collectively, the “Financial Covenants”).

“Consolidated EBITDA” as used herein shall be defined in a manner to be mutually agreed and consistent with the ABL Documentation Principles, but in any event shall include, without duplication, (A) add-backs for (1) extraordinary, unusual or non-recurring charges, expenses or losses (including in connection with the renewal of material contracts), subject to an aggregate cap to be agreed for the duration of the Facility, provided that extraordinary charges, expenses or losses shall not be subject to such cap, (2) non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants, (3) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company, (4) without duplication of actual cost savings already reflected in Consolidated EBITDA, LTM pro forma results for acquisitions (including the commencement of material activities constituting such business and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets constituting a division or line of business of any business entity that is the subject of any such acquisition or disposition, and operational changes (including, to the extent applicable, from the Transactions), including synergies, operating expense reductions and other operating improvements and cost savings, in all cases as certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following any such acquisition or disposition or operational change, (5) without duplication of actual cost savings already reflected in Consolidated EBITDA, the pro forma adjustments previously identified and agreed to in writing by the Administrative Agent, including all such adjustments set forth in the Sponsor Bank Model, (6) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, dispositions or issuances of debt or equity permitted under the Credit Documentation, (7) any non-cash increase in expenses due to purchase accounting associated with the Transactions, and (8) charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party; and (B) subtractions for income and gain items corresponding to those referred to in clauses (1) and (2) above (other than the accrual of revenue in the ordinary course), (with all financial definitions to be consistent with Documentation Principles).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus unfinanced capital expenditures minus cash taxes paid to (b) Fixed Charges (as defined below), in each case for the most recently ended four-fiscal quarter period for which financial statements are available.

“Fixed Charges” means the sum of (a) consolidated interest expense paid or payable currently in cash, (b) scheduled principal amortization payments of debt for borrowed money (including principal payments in respect of capital leases but excluding intercompany debt among Loan Parties) payable in cash, and (c) solely for the purpose of calculating the Fixed Charge Coverage Ratio for additional restricted payments and dividends made in reliance on the Payment Conditions (definition to be mutually agreed), any such restricted payments and dividends made in cash.

Any cash qualified equity contribution made to the Borrower (or any direct or indirect parent thereof and then contributed to the Borrower) after the beginning of the most recently ended fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) no more than two Specified Equity Contributions may be made in any consecutive four fiscal quarter period and no more than four Specified Equity Contributions may be made during the term of the Facility, (b) a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants, (c) the Specified Equity Contributions shall be applied to the outstanding amounts under the Facility and counted solely for the purposes of the Financial Covenants and shall not be included for the purposes of determining pricing, financial ratio-based conditions, the availability or amount of any covenant baskets or carve-outs, and (d) there shall be no effect given to any reduction of indebtedness with the proceeds of any Specified Equity Contribution.

Upon the delivery by the Borrower of written notice that it intends to make a Specified Equity Contribution, any resultant event of default or potential event of default shall be deemed retroactively not to have occurred, subject to the terms and conditions set forth above. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the ABL Loans and none of the Administrative Agent, any Lender or any other secured party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the expiration of the Cure Period solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenants; provided, however, until such event of default is cured or waived no Lender shall be required to make any ABL Loans or issue any Letters of Credit.

Negative Covenants:	Consistent with the ABL Documentation Principles in certain circumstances and instances to be subject to the Payment Conditions (definition to be mutually agreed) and to otherwise permit the Borrower to make restricted payments in an amount equal to the net cash proceeds (to be mutually defined) received from asset sales so long as no event of default exists, a minimum Excess Availability threshold (to be agreed) is satisfied and the Borrower is projected (on a pro forma basis) to meet the minimum EBITDA covenant as of the next test date.

Unrestricted Subsidiaries:

Consistent with the ABL Documentation Principles, the Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that no event of default shall have occurred and be continuing or would result from any such designation. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Credit Documentation.

Events of Default:

Consistent with the ABL Documentation Principles, and, in addition, to include, in each case substantially consistent with the Specified ABL Precedent, but, in each case, giving effect to the terms of this Exhibit B, and the Acquisition, maintenance of cash management as required under “Cash Dominion” above (subject to a two business day grace period), and failure to deliver compliance certificates and Borrowing Base certificates (subject to a two business day grace period for failure to deliver such certificates).

Voting:	Amendments and waivers of the Credit Documentation will require the approval of Lenders (other than defaulting Lenders) holding more than 50% of the aggregate principal amount of the ABL Loans and ABL Commitments (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby (but not Required Lenders with respect to the immediately following clauses (a), (b) and (c)) shall be required with respect to, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees owed to such Lender (other than waivers of prepayments), (c) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such Lender (other than waivers of prepayments, default interest, defaults or events of default) and, (d) except as otherwise permitted by the Credit Documentation, releases of all of the Collateral or one or more Loan Parties; (ii) the consent of all Lenders shall be required with respect to reductions in voting thresholds; (iii) the consent of Lenders holding more than 66 2/3% of the aggregate principal amount of ABL Loans and ABL Commitments shall be required with respect to changes to the definition of Borrowing Base or the constituent definitions in a manner that would have the effect of increasing availability thereunder (including changes in eligibility criteria and advance rate), other than changes in reserves implemented by the Administrative Agent in its Permitted Discretion it being understood that additional extensions of credit permitted under the Credit Documentation shall not require the consent of all Lenders; (iv) the consent of the Issuing Lender, the Swingline Lender and the

Administrative Agent, respectively, shall be required with respect to amendments directly and adversely affecting their respective rights and duties. It being understood that (A) additional extensions of credit permitted under the Credit Documentation shall not require the consent of all Lenders (or the Required Lenders) but instead shall only require the consent of each Lender extending such credit, (B) any applicable intercreditor agreement may be amended solely with the consent of the Administrative Agent to give effect thereto or to carry out the purposes thereof, and (C) there shall be no “class” voting requirement for amendments, modifications or supplements to the Credit Documentation, and (v) if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

Notwithstanding the foregoing, provisions regarding pro rata payments or sharing of payments shall permit loan buy-back or similar programs, Refinancing Facilities, “amend and extend” transactions or additions of one or more tranches of debt and the like as described in this Term Sheet and modifications to such pro rata and sharing of payment provisions for such further programs or debt, shall only require approval of the Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or additions of one or more tranches of debt on terms set forth herein.

The Credit Documentation shall contain customary provisions relating to (a) “defaulting” Lenders and agents (including for insolvency, including provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit (after reallocation to other non “defaulting” Lenders)), the suspension of voting rights and rights to receive fees of and interest, non-payment/escrow of amounts owed to, and assignment and termination of commitments or repayment of ABL Loans of, such Lender and (if applicable) replacement of the Administrative Agent and (b) the right of the Borrower to replace (and repay ABL Loans on a non-pro rata basis of) any Lender (as the Borrower shall elect but reasonably acceptable to the Administrative Agent to the extent such consent would otherwise be required; provided, no consent of the Administrative Agent shall be required if the Administrative Agent is the “defaulting” Lender or agent) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby (so long as the Required Lenders or at least a majority (in dollar amount) of the Lenders directly and adversely affected thereby consent, as applicable), increased costs, taxes, etc. and “defaulting” or insolvent Lenders.

The Credit Documentation shall contain a mechanism to permit the Borrower with the consent of each directly and adversely affected Lender under the Facility, but without the consent of any other Lender or the Required Lenders, to extend the ABL Maturity Date and to provide for different interest rates and fees and voluntary prepayments for the Lender providing such extended ABL Maturity Date, in each case, so long as an offer to extend the final expiration or maturity date of the Facility is made to all Lenders participating in the Facility on a pro rata basis pursuant to procedures established by the Administrative Agent and with the consent of each directly and adversely affected Lender under the Facility (but no other Lender), to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the ABL Loans held by such consenting Lenders.

In addition, the Credit Documentation shall provide for the amendment (or amendment and restatement) of the Credit Documentation to (a) add one or more replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the ABL Loans, subject to customary limitations, with the consent of the Administrative Agent, the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the Lenders to assign their ABL Loans and ABL Commitments to the providers of any replacement credit facility or loans or to prepay their outstanding loans and terminate their commitments.

In addition, if the Administrative Agent and Borrower shall have jointly identified an obvious error, mistake, ambiguity or any error or omission of a technical nature (or otherwise need to amend the collateral documents to comply with applicable laws or otherwise conform to the credit agreement) in the Credit Documentation or related security documents, then the Administrative Agent and Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five business days following receipt of notice thereof.

The Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.
Assignments and Participations:	The Lenders will be permitted to assign (a) ABL Loans and ABL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed); provided, in each case, that, no consent of the Borrower shall be required if (i) if such assignment is made to another Lender or an affiliate or approved fund of such a Lender or (ii) after the occurrence and during the continuance of a Specified Default; provided, further, that no assignments shall be made to natural persons, the Sponsor, Holdings, any affiliate of the Sponsor or Holdings and any Disqualified Institutions. All assignments will also require the consent of the Administrative Agent, the Swingline Lenders and the Issuing Lenders, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000 or, if less, all of such Lender’s remaining ABL Loans and ABL Commitments. Assignments will be by novation and will not be required to be pro rata among the Facility.

The Lenders will have the right to participate their ABL Commitments and ABL Loans to other persons to other persons (other than any natural persons, the Sponsor, Holdings, any Non-Debt Fund Affiliate and any Disqualified Institution). Voting rights of participants shall be limited solely to those matters set forth in clauses (i) and (ii) under the first paragraph under the heading “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of ABL Loans in accordance with applicable law shall be permitted without restriction, including without limitation to the Federal Reserve Bank.

Yield Protection:	The Credit Documentation will contain provisions for increased costs or loss of yield consistent with the ABL Documentation Principles.
Expenses and Indemnification:

The Borrower, shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Issuing Lenders and the Lead Arranger associated with the negotiation and execution of this Commitment Letter, syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto including with respect to collateral audits, field exams and inventory appraisals and subject to the limitations set forth herein (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of the counsel to the Administrative Agent, the Issuing Lender and the Lead Arranger, taken as a whole listed below and, if reasonably necessary, of one local counsel in any relevant material jurisdiction, in each case excluding allocated costs of in-house counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Issuing Lenders and the Lead Arranger (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction, and in the case of an actual conflict of interest, one additional counsel to the affected Lenders to the extent they are similarly situated)) in connection with the enforcement of the Credit Documentation or protection of rights thereunder; provided, that if the Closing Date does not occur, the Borrower’s reimbursement obligations shall not exceed $100,000 plus documented out-of-pocket legal fees and expenses of Administrative Agent’s counsel.

The Credit Documentation shall contain provisions for indemnification consistent with the ABL Documentation Principles.
Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Blank Rome LLP.

Annex I to

EXHIBIT B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the ABL Loans comprising each borrowing under the Facility bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the prime commercial lending rate of the Administrative Agent, as publicly announced to be in effect from time to time (which rate is determined from time to time by Administrative Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Administrative Agent to any particular class or category of customers of Administrative Agent), (ii) the Federal funds open rate from time to time, plus 0.50% per annum, and (iii) a daily Eurodollar Rate based on an interest period of one month, plus 1.00% per annum.

“ABR Loans” means ABL Loans bearing interest based upon the ABR.

“Applicable Margin” means in the case of Eurodollar Loans, 2.50% per annum or, in the case of ABR Loans, 1.50% per annum.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two or three (as selected by the Borrower) appearing on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (a “Eurodollar Alternate Source”), at approximately 11:00 a.m., London time two (2) business days prior to the first day of the applicable interest period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Eurodollar Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Loan and having a borrowing date and a maturity comparable to such interest period; provided that, the Eurodollar Rate shall not be less than 0.00%.

B-I-1

“Eurodollar Loans” means ABL Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, monthly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period.

Commitment Fees:	The Borrower shall pay to the Lenders (other than Defaulting Lenders) a commitment fee at the rate of 0.375% per annum on the unused portion of the Credit Facility.

Letter of Credit Fees:	The Borrower shall pay a fee with respect to Letters of Credit, a per annum rate equal to the Applicable Margin for the ABL Loans which are Eurodollar Loans. Such fee shall be shared ratably among the Lenders (other than Defaulting Lenders) and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.25% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary and reasonable issuance and administration fees.

Default Rate:	At any time when the Borrower is in default under the Facility after giving effect to any applicable grace period, amounts owed to Lenders (other than defaulting Lenders) shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABL Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Collections:	All customers shall be directed to make remittances to a lockbox or blocked account approved and controlled by the Administrative Agent subject to the springing dominion concepts as discussed in this Exhibit B. For the purpose of crediting the Borrower’s loan account and calculating interest, all items of payment shall be deemed applied to the outstanding Obligations under the Facility by the Administrative Agent one (1) business day following the business day of the Administrative Agent’s receipt thereof.

B-I-2

EXHIBIT C

PROJECT NOVA

Conditions

The availability of the Facility shall be subject solely to the satisfaction or waiver by the Lead Arranger of the following additional conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A or B thereto.

1. The Credit Documentation (which, in each case, shall be consistent with the Commitment Letter and subject to the Certain Funds Provision and, the initial drafts of which, shall be drafted by counsel to the Administrative Agent) shall have been duly executed and delivered by the Administrative Agent, the applicable Lenders, Holdings, the Borrower and the Guarantors to the extent party thereto, and the Administrative Agent shall have received:

(a) a customary notice of borrowing;

(b) customary closing certificates and customary legal opinions; and

(c) a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2. Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Borrower shall have (directly or indirectly) received the Equity Contributions (to the extent not otherwise applied to the Transactions), in the manner described in Exhibit A to the Commitment Letter.

3. On the Closing Date, after giving effect to the Refinancing, none of Holdings, the Borrower or any of their respective subsidiaries shall have any material indebtedness for borrowed money (other than the Facility and other debt for borrowed money reasonably acceptable to us). Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Termination and Release shall have been consummated.

4. The Acquisition Agreement shall be reasonably satisfactory to PNC and in full force and effect (it being understood that the draft agreement provided to PNC at 4:35 p.m., New York City time, on July 29, 2017 is reasonably satisfactory to PNC). The Acquisition (including completion of the merger) shall be consummated in all material respects pursuant to the Acquisition Agreement substantially concurrently with the initial funding of the Facility without giving effect to any amendments to the execution copy of the Acquisition Agreement made available to PNC prior to its execution and delivery of the Commitment Letter on the date hereof or waivers of or consents to the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders or the Lead Arranger without the consent of the Lead Arranger, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any increase in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger (so long as any increase in the purchase price shall be funded with common equity contributions), (ii) the following decreases in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement, (y) decreases of less than ten percent (10%) of the total Acquisition consideration, and (z) decreases to the extent they are applied first, to reduce the Equity Contribution to a percentage not less than the minimum percentage set forth in clause (c) of Exhibit A, (iii) any amendment, consent, waiver or other modification to the definition of Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof) shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger, and (iv) any adverse modifications to any of the provisions relating to the Administrative Agent’s, the Lead Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger); provided that in each case the Lead Arranger shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 5 business days of receipt of written notice of such modification, amendment, consent or waiver.

5. Since the date of the Acquisition Agreement there shall not have been a Company Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof).

6. PNC shall have received (1) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 for Company and its Subsidiaries (and PNC acknowledges receipt of such audited consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows); (2) unaudited consolidated balance sheets and statements of income, cash flows, and changes in stockholders’ as of and for the three (3) months ended March 31, 2017 and for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (and PNC acknowledges receipt of such unaudited consolidated balance sheets and related statements of income and cash flows for the period ending March 31, 2017); and (3) a pro forma consolidated balance sheet and related statements of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and any other adjustments as agreed by the Sponsor and the Lead Arranger (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).

7. So long as requested at least ten (10) business days prior to the Closing Date, PNC shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information with respect to Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

8. All reasonable out of pocket fees and expenses due and payable to PNC, the Lead Arranger and the Lenders on the Closing Date shall have been paid (which amounts may be funded from the proceeds of the initial fundings under the Facility) to the extent, in the case of reimbursement of such expenses, invoices have been received at least one day prior to the Closing Date.

9. Subject to the Certain Funds Provision, with respect to the Facility, all actions or documents necessary to establish that Administrative Agent, as applicable, will have a perfected security interest in the Collateral under the Facility shall have been taken or executed and delivered, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required by the Commitment Letter to be provided on the Closing Date.

10. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision, and the Specified Representations shall be true and correct in all material respects.

11. The Specified Availability (after giving effect to the Alternative Borrowing Base, if applicable) shall be in an aggregate amount of at least $20,000,000 (or such lesser amount as shall be acceptable to the Administrative Agent in its sole discretion) on the Closing Date, after giving effect to the transactions contemplated under the Commitment Letter.

12. PNC shall have received customary insurance certificates naming PNC as additional insured and lender loss payee on the Loan Parties’ insurance policies to the extent required by the Credit Documentation.

13. PNC shall have received the Sponsor Borrowing Base Guaranty and, if applicable, the Sponsor Alternative Borrowing Base Guaranty together with a customary opinion of Sponsor counsel, a secretary certificate from an officer of Sponsor setting forth the qualified uncalled capital commitments available to the Sponsor and the remaining amount of the investments permitted to be made in Borrower under the applicable Sponsor documents and excerpts of the audited financial statements of the applicable Sponsor setting forth its qualified uncalled capital commitments.

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[    ],

1. This Solvency Certificate is being executed and delivered pursuant to Section [    ] of that certain [    ]1 (the “ABL Credit Agreement”; the terms defined therein being used herein as therein defined.

2. I, [    ], the [chief financial officer/equivalent officer] of Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Borrower and that I am generally familiar with the businesses and assets of Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to each of the Credit Agreements.

3. I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the ABL Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the liabilities (including contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Borrower and its Subsidiaries, taken as a whole; (b) the capital of Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (c) the present fair salable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured and (d) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, liabilities including current obligations beyond their ability to pay such liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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[1]	Describe ABL Credit Agreement.

C-I-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [ ]
Title: [ ]

Signature Page to

Solvency Certificate